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California Water Service Group

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May 4, 2023

For immediate release

California Water Service Group Publishes

2022 Environmental, Social, and Governance Report

Company Reports on Progress Made Year Over Year

SAN JOSE, Calif.—As part of its efforts to continue expanding and improving its environmental, social, and governance (ESG) program, California Water Service Group (NYSE: CWT) today released its annual ESG Report and ESG Analyst Download. The 2022 report details progress made across Group’s subsidiaries last year on their relevant ESG focus areas, while the supplementary analyst download provides Group’s key ESG data that it believes is relevant to the Company’s stakeholders.

Highlights featured in the California Water Service Group ESG Report include both ongoing efforts to support the Company’s ESG strategy and objectives along with significant, new achievements, such as:

•	An updated inventory of greenhouse gas emissions in accordance with the Greenhouse Gas Protocol, plus a commitment to setting absolute, science-based Scope 1 and Scope 2 emissions reduction targets by Q3 2024.
•	Investment of $328 million in infrastructure to improve resiliency, water quality, sustainability, and other needs, an increase of about $35 million over 2021.
•	More than $6.1 million invested in water conservation rebates and programs, which is estimated to help customers save about 180 million gallons of water annually, compared to 47.8 million gallons of water saved annually through 2021 rebates and programs.
•	Wildfire mitigation projects, such as the addition of more backup generators and clearance of fire breaks around key facilities.
•	Contribution of $1.58 million to charitable organizations that share Group’s purpose to enhance the quality of life in its communities.
•	Local community events to help low-income customers take advantage of rate assistance and other programs.

“While doing the right thing has always been in our DNA, our ESG program helps us not only track our continued progress year after year, it also helps us more strategically expand our commitments to our customers, communities, employees, and stockholders,” said Marty Kropelnicki, President and CEO. “I’m pleased to publish this year’s ESG disclosures, as they showcase the strides we have made; however, we will not rest with these accomplishments but rather strive to keep doing more to provide quality, service, and value to our stakeholders.”

About California Water Service Group

California Water Service Group (NYSE: CWT) is the largest regulated water utility in the western United States. It provides high-quality, reliable water and/or wastewater services to more than 2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service.

What sets Group apart is its commitment to enhancing the quality of life for its customers, communities, employees, and stockholders.  Guided daily by their promise to provide quality, service, and value, Group’s 1,100+ employees lead the way in working to protect the planet, care for people, and operate with the utmost integrity.  Integral to Group’s strategy is investing responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being.  The company has been named one of “America’s Most Responsible Companies” and “America’s Most Trustworthy Companies” by Newsweek and a Great Place to Work®.  More information is available at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as will, would, seek, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: natural disasters, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the outbreak of coronavirus (or COVID-19); governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Media Contact

Yvonne Kingman

ykingman@calwater.com

310-257-1434